Exhibit 99.1

1ST COLONIAL BANCORP, INC.
                                For Immediate Release
                                For more information, contact
                                Gerry Banmiller at 856-858-1100

1st Colonial reports 43.9% increase in assets, issues 5% stock dividend.

Community bank continues growth for 12th consecutive quarter.

Collingswood, New Jersey, July 31, 2003 - 1st Colonial Bancorp, Inc.(OTC: FCOB), the holding company for 1st Colonial National Bank (the "Bank"), today announced the Bank had assets of $108.1 million as of June 30, 2003. This reflects an increase of 43.9% for the 12-month period, and a 7.4% increase for the three-month period ended June 30, 2003.

Gerry Banmiller, President and CEO of 1st Colonial Bancorp,
Inc., also announced that 1st Colonial Bancorp, Inc. completed, on April 15, 2003, its issuance of a 5% stock dividend to shareholders of record as of April 1, 2003.

Highlights of the Bank's 12-month performance included deposits of $95.5 million, a 56.8% increase compared to $60.9 million at June 30, 2002. In addition, loans increased by 22.7% to $58.5 million from $47.6 million.

"Despite a sluggish economy, lower interest rates, and slower demand for loans, the Bank has met or exceeded its key projections," said Banmiller. YTD Net Interest Income for the six months ended June 30, 2003 increased by 17.8% to $1.7 million compared to $1.4 million for the comparable period in 2002.

Banmiller also noted that expenses related to the January opening and ongoing operation of the Westville branch office resulted in a decrease in YTD Net Income from $252,000 in 2002 to $225,000 for the six months ended June 30, 2003. Banmiller added that, "the new branch office is performing well within management's projections and it is on target with its growth projections."


                        - M O R E -


Highlights at June 30, 2003, compared to June 30, 2002, include the following (dollars in thousands, except per share data):

                                                     $           %
                                 At June 30,      Increase/  Increase/
                              2003        2002    Decrease   Decrease
                            --------    -------   --------    --------
Total Assets                $108,125    $75,165    $32,960      43.9%
Total Loans                   58,478     47,647     10,831      22.7%
Total Deposits                95,477     60,890     34,587      56.8%

YTD Net Interest Income        1,692      1,436        256      17.8%
YTD Net Income                   225        252        -27     -10.7%
YTD Earnings Per Share,          .17        .23       -.06     -26.1%
  Diluted

1st Colonial Bancorp, Inc. is the holding company for 1st Colonial National Bank, a locally owned and managed community bank based in Collingswood, New Jersey. The Bank offers highly personalized service combined with extended lobby and drive-thru hours, as well as low fees and charges. The Bank services consumers as well as small- to mid-sized businesses. Services include free personal checking, savings, money market and certificate of deposit accounts. In addition, the Bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards, and free telephone banking.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include statements about management's strategies and expectations about programs, products and opportunities. Such forward-looking statements involve certain risks and uncertainties. Because of such uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements. Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank's operations, pricing, products and services.

More detailed information concerning 1st Colonial's financial condition and results of operations can be found in the company's Annual Report on Form 10-KSB for the year ended December 31, 2002. The report can be accessed over the Internet at www.sec.gov. More information on 1st Colonial Bancorp, Inc. can also be found online at www.1stColonial.com or by phoning 1st Colonial's main branch at (856) 858-1100.

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